
                                                                    Exhibit 99.1

             Circuit City Stores, Inc. Reports First Quarter Results
     - Company Exceeds Pre-tax Guidance and Reaffirms Fiscal 2009 Outlook -

Richmond, Va., June 19, 2008 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the first quarter ended May 31, 2008.

"In the first quarter, we continued to see improvement in many of our operating performance measures," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc. "We are rebuilding our selling culture and focusing on creating a good first and last impression with the customer. We have seen improved trends in our store close rate and in our services and accessories attachments, and we are delivering a better customer experience in our stores as evidenced by the upward trends in our third-party mystery shop scores. In short, the quarter represented improved execution and solid, steady progress towards our goals, and we expect to start to see year-over-year improvements in our financial results beginning in the second half of the year. I want to thank our associates for maintaining a sharp focus on expense controls, in order to build a more competitive cost structure, as well as for their hard work and dedication throughout the quarter."

Statements of Operations Highlights

                                                                  Three Months Ended May 31
                                                                2008                       2007
(Dollar amounts in millions                                            % of                      % of
except per share data)                                      $          Sales            $        Sales
--------------------------------------------------------------------------------------------------------
Net sales............................................  $2,301.1       100.0%        $2,485.5    100.0%
Gross profit.........................................  $  478.7        20.8%        $  560.2     22.5%
Selling, general and administrative expenses.........  $  640.0        27.8%        $  648.4     26.1%
Loss from continuing operations
   before income taxes...............................  $ (161.8)       (7.0)%       $  (82.5)    (3.3)%
Net loss from continuing operations..................  $ (164.8)       (7.2)%       $  (54.8)    (2.2)%
Net loss.............................................  $ (164.8)       (7.2)%       $  (54.6)    (2.2)%
Loss from continuing operations per share............  $  (1.00)          -         $  (0.33)       -
Loss per share.......................................  $  (1.00)          -         $  (0.33)       -

Balance Sheets Highlights

                                                                          May 31
(Dollar amounts in millions)                                        2008           2007        % Change
--------------------------------------------------------------------------------------------  ------------
Cash, cash equivalents and short-term investments...............   $   92.2     $  364.1          (75)%
Merchandise inventory...........................................   $1,686.3     $1,745.9           (3)%
Merchandise payable.............................................   $  933.2     $  923.0            1%
Long-term debt, including current installments..................   $   72.6     $   55.9           30%
Stockholders' equity............................................   $1,332.7     $1,700.2          (22)%

Schoonover added, "As we previously announced, the board of directors is leading a process to explore strategic alternatives to enhance shareholder value, and that review continues. The board has not determined any course of action. As part of that process, today we filed a shelf registration statement with the Securities and Exchange Commission in order to give us greater flexibility to respond to strategic opportunities as they arise. Separately, during the quarter, we settled the potential proxy contest with Wattles Capital Management.

"In addition, the board of directors has suspended future dividend payments. We continue to believe that we have adequate liquidity to fund our turnaround but would prefer to conserve capital.

"Crisp execution of our retail turnaround efforts remains our primary focus. The outcome of those efforts will position Circuit City well for the future and help us to capitalize on the anticipated improvement in the macroeconomic climate during the second half of the fiscal year," concluded Schoonover.

A summary of results by segment is shown in Table 1.

Sales
For the first quarter ended May 31, 2008, net sales decreased 7.4 percent to $2.30 billion from $2.49 billion in the same period last year, with consolidated comparable store sales decreasing 11.3 percent. A summary of net sales results is shown in Table 2.

Domestic Segment Sales
For the first quarter, net sales for the domestic segment decreased 8.8 percent to $2.17 billion from $2.38 billion in the same period last year, with comparable store sales decreasing 12.2 percent. For the quarter, direct channel sales, including Web- and call center-originated sales, grew 3.0 percent. The direct channel sales growth was lower than historical year-over-year growth due primarily to a less aggressive promotional stance in categories such as PC hardware and televisions as the company seeks to maximize gross profit.

During  the  first  quarter,   the  domestic  segment  opened  five  incremental
Superstores  and closed two other  locations.  Of these  incremental  Superstore openings, three were in the company's the cityTM format.

The net sales represented by each major category for the periods ended May 31, 2008 and 2007, are shown in Table 3.

In the video category, Circuit City generated a slight double-digit comparable store sales decrease in the first quarter. Comparable store sales of flat panel televisions increased by a high-single digit. Total television comparable store sales experienced a single-digit decrease, as significant comparable store sales decreases in projection and tube televisions more than offset the flat panel television increase. Comparable store sales of digital imaging products and accessories and camcorders decreased by double digits.

In   the   information   technology   category,   Circuit   City   generated   a
high-single-digit   comparable  store  sales  decrease  in  the  first  quarter.
Comparable  store  sales of desktop  computers  declined by double  digits,  and comparable store sales of notebook computers increased by a low-single digit.

In the audio category, Circuit City generated a double-digit comparable store sales decrease in the first quarter. Comparable store sales of navigation products increased by a low-single digit. Comparable store sales of portable digital audio, mobile and home audio products declined by strong double digits.

In the entertainment category, Circuit City generated a high-single-digit comparable store sales decrease in the first quarter. Comparable store sales of video gaming products increased by double digits. Comparable store sales of video software and music software declined by double digits.

Domestic segment extended warranty net sales were $53.8 million, or 2.5 percent of domestic segment net sales, in the first quarter, compared with $73.7 million, or 3.1 percent of domestic segment net sales, in the same period last year. FiredogSM PC services and home theater installation revenues decreased 16 percent to $54.3 million in the first quarter from $64.4 million last year.
FiredogSM PC services and home theater installation revenue performance in the prior year period was the second highest year-over-year dollar increase in the company's history due primarily to an effective home theater installation bundle offer and the benefits of the launch of Microsoft Windows Vista.

International Segment Sales
For the first quarter, net sales for the international segment increased 23.6 percent to $134.3 million from $108.6 million in the same period last fiscal year. The increase was driven by the favorable impact of fluctuations in foreign currency exchanges rates of 14 percent and the comparable store sales increase of 10.5 percent in local currency. These increases were partially offset by the impact of the year-over-year net decrease of 25 retail stores and dealer outlets.

Gross Profit
The consolidated gross profit margin was 20.8 percent in the first quarter compared with 22.5 percent in the same period last fiscal year, a decline of 174 basis points.

Domestic segment gross profit margin decreased 186 basis points from the prior year. A decrease in product margins was driven primarily by negative mix shifts within imaging and notebook computers as well as clearance activities and an increase in the mix of sales of notebook computers. Also contributing to the gross profit margin decrease was a decrease in extended warranty net sales. The year-over-year change in the gross margin rate was the smallest decline in five quarters as we saw improved performance in the television category, primarily driven by assortment and promotional mix shifts within the category as well as better retail execution.

The international segment's first quarter gross profit margin declined 337 basis points from the prior year period. The decrease resulted primarily from an increased mix of sales from clearance product across many categories as well as a mix shift from higher-margin categories.

Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses were 27.8 percent of consolidated net sales in the first quarter, compared with 26.1 percent in the same period last year, an increase of 173 basis points.

The domestic segment's expense-to-sales ratio increased 162 basis points from the prior year's rate. The increase primarily reflects the overall de-leveraging impact of lower sales. Also contributing to the increase was an increase of 124 basis points in expenses related to the 65 domestic segment Superstores that have opened during the past twelve months. Partially offsetting these increases was a decrease of 81 basis points in compensation costs that resulted primarily from the company's expense reduction initiatives.

The international segment's SG&A expense-to-sales ratio increased 171 basis points primarily due to a $7.5 million recovery related to a former subsidiary that was recorded in fiscal 2008. The recovery, which was not repeated in fiscal
2009, negatively impacted the expense-to-sales ratio increase by 691 basis points of international segment net sales.

A summary of SG&A expenses by category is shown in Table 4.

Income Tax Expense (Benefit)
For the first quarter of fiscal 2009, the company recorded an income tax expense of $3.0 million primarily related to discrete items. Due to the company's valuation allowance against the deferred tax assets of its U.S. operations, the company does not expect to incur income tax expense or benefit, excluding discrete items, associated with the domestic segment during fiscal 2009.

Net Loss from Continuing Operations
The fiscal 2009 first quarter net loss from continuing operations totaled $164.8 million, or $1.00 per diluted share, compared with $54.8 million, or 33 cents per diluted share, for the first quarter of fiscal 2008.

Financial Condition
At May 31, 2008, Circuit City had cash, cash equivalents and short-term investments of $92.2 million, compared with $364.1 million at May 31, 2007. The
$271.9 million year-over-year decline in the cash position primarily reflects purchases of property and equipment and cash used in operations.

Merchandise inventory decreased 3.4 percent to $1.69 billion from $1.75 billion last year, driven primarily by continued focus on matching inventory levels to sales trends. Merchandise payable increased 1.1 percent to $933.2 million from $923.0 million. Consolidated and domestic segment net-owned inventory decreased by $69.8 million and $83.6 million, respectively, from the prior year.

At May 31, 2008, Circuit City had $72.6 million in long-term debt, primarily related to capital leases, and $55.0 million in short-term debt under the asset-based credit facility.

Capital expenditures, net of landlord reimbursements, for the first quarter totaled $38.1 million.

Stock Buyback
Circuit City did not repurchase stock during the first quarter. As of May 31, 2008, $233.7 million remained available for repurchase under the current authorization.

Fiscal 2009 Outlook
The company reaffirmed the following expectations for fiscal 2009:
o    Consolidated  net  sales  relatively  unchanged  from  the  prior  year
o    A mid-single digit domestic segment comparable store sales decline
o    Improvement  in earnings  from  continuing  operations  before income taxes
     (EBT) as a percentage of consolidated net sales of 50 basis points to 100 basis points
o No tax expense or benefit, excluding discrete items, associated with the domestic segment
o    Depreciation and amortization expense of approximately $185 million
o A reduction in domestic segment net-owned inventory from February 29, 2008, to February 28, 2009, of $50 million to $100 million
o    45 to 55 domestic segment Superstore openings, including 6 to 8 relocations

The company updated its forecast for capital expenditures, net of landlord reimbursements, to $120 million to $140 million, down from $130 million to $150 million.

The fiscal 2009 outlook is based on the following assumptions:
o    A continuation of current operating trends through the first half of fiscal
     2009 and an improvement in second half trends
o A continuation of weak macroeconomic trends, particularly in the first half of the fiscal year
o Improved retail execution, leading to higher close rates and improved basket, offsetting a decline in store traffic
o Sales growth in key product areas including LCD televisions, notebook computers and video gaming products, offset by sales declines in projection and tube televisions, desktop computers and portable audio products
o    Improvements in merchandise margins, shrink and markdowns
o    Low-single-digit  percentage  growth in SG&A dollars  compared  with fiscal
     2008 driven by incremental and relocated store openings and increased compensation costs

For the second quarter, the company expects to record a loss from continuing operations before income taxes of $170 million to $185 million, compared with a loss of $128.2 million in the prior year second quarter. While the expected loss is larger than the prior year period, the year-over-year increase in the loss is significantly smaller than the increase in the first quarter loss. The primary driver of the difference in expected second quarter results from actual first quarter results is higher expenses associated with more store openings.

Due to  operating  improvements,  traction  against  current  sales-  and  gross margin-driving initiatives,  and more favorable year-over-year comparisons,  the company  expects a gradual  recovery  in the  second  half of fiscal  2009.  The
company  expects  to  see  year-over-year   improvements  in  operating  results
beginning  in the third  quarter and  improved  pre-tax  profit from  continuing operations in the fourth quarter as compared to fiscal 2008 results. The company believes that it has adequate  cash and borrowing  capacity to complete the next phase of the turnaround plan.

Domestic segment Superstore opening estimates are shown in Table 5. The timing of store openings depends upon a number of factors and can change during the year. All of the company's remaining openings for fiscal 2009 will be in the new the cityTM format.

Conference Call Information
Circuit City will host a conference  call for investors at 10:00 a.m. EDT today.
Investors in the United States and Canada may access the call at (800) 399-0127.
Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately noon EDT today and will remain available through June 26. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706)
645-9291. The access code for the replay is 48433262. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores,  Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related  services.  At May 31, the domestic segment operated 687
Superstores  and 9 outlet  stores  in 158 U.S.  media  markets.  At May 31,  the international  segment  operated through 775 retail stores and dealer outlets in
Canada.   Circuit  City  also   operates   Web  sites  at   www.circuitcity.com,
www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements  made  in  this  release,  other  than  those  concerning  historical financial information,  may be considered forward-looking statements,  which are subject to risks and uncertainties, including without limitation: (1) the impact of pricing and  promotional  activities  of the  company's  competitors  and the company's response to those actions, (2) the pace of commoditization of consumer electronics,  (3) the  ability  of vendors  to  fulfill  merchandise  orders and
allocation  commitments,   (4)  the  impact  of  a  significant  change  in  the
relationships  with key  vendors,  (5) the  company's  ability  to  control  and leverage  expenses as a percentage of sales,  (6) general  economic  conditions, including, without limitation, changes in interest rates, consumer sentiment and commodity pricing, (7) the company's ability to generate sales and margin growth through expanded  service  offerings,  (8) the company's  ability to continue to generate  strong sales growth in key product  categories  and through its direct sales channel,  (9) the impact of  initiatives  related to  transforming  retail processes and upgrading merchandising,  point-of-sale and information systems on revenue and margin and the costs  associated  with these  investments,  (10) the availability  of real  estate  that  meets the  company's  criteria  for new and relocating stores, (11) regulatory and litigation matters, (12) the availability of sources of liquidity to fund capital  expenditures and working capital,  (13)
the company's strategic evaluation of the international  segment,  including the impact of changes in credit markets,  (14) the company's  ability to recover its deferred  tax assets  through  future  profitability  and (15) the impact of any strategic  alternatives  that the company may pursue.  Discussion  of additional factors that could cause actual results to differ  materially from  management's
projections,   forecasts,   estimates  and   expectations  is  set  forth  under
Management's  Discussion  and Analysis of Results of  Operations  and  Financial
Condition in the Circuit City Stores,  Inc.  annual  report on Form 10-K for the fiscal year ended February 29, 2008, and in the company's  other SEC filings.  A copy of the annual report is available on the company's investor information Web site at http://investor.circuitcity.com.

Contact:     Bill Cimino, Director of Corporate Communications, (804) 418-8163
             Jessica Clarke, Investor Relations, (804) 527-4038
             Patty Whitten, Investor Relations, (804) 527-4033




                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        PERIODS ENDED MAY 31 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                                           Three Months
                                                                                      2008                2007
                                                                                      ----                ----

NET SALES                                                                       $    2,301,074     $    2,485,537
Cost of sales, buying and warehousing                                                1,822,400          1,925,352
                                                                                 --------------      -------------

GROSS PROFIT                                                                           478,674            560,185

Selling, general and administrative expenses                                           640,009            648,354
                                                                                 --------------      -------------

OPERATING LOSS                                                                        (161,335)           (88,169)

Interest income                                                                          1,168              5,737

Interest expense                                                                         1,682                 43
                                                                                 --------------      -------------

Loss from continuing operations before income taxes                                   (161,849)           (82,475)

Income tax expense (benefit)                                                             2,966            (27,663)
                                                                                 --------------      -------------

NET LOSS FROM CONTINUING OPERATIONS                                                   (164,815)           (54,812)

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX                                            -                246
                                                                                 --------------      -------------

NET LOSS                                                                        $     (164,815)    $      (54,566)
                                                                                 ==============      =============

Weighted average common shares:
        Basic                                                                          164,949            165,842
                                                                                 ==============      =============

        Diluted                                                                        164,949            165,842
                                                                                 ==============      =============

LOSS PER SHARE:
     Basic:
        Continuing operations                                                   $        (1.00)    $        (0.33)
        Discontinued operations                                                 $            -     $         0.00
        Basic loss per share                                                    $        (1.00)    $        (0.33)


     Diluted:
        Continuing operations                                                   $        (1.00)    $        (0.33)
        Discontinued operations                                                 $            -     $         0.00
        Diluted loss per share                                                  $        (1.00)    $        (0.33)






                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                    May 31
                                                                                    ------
                                                                       2008                        2007
                                                                  ---------------            ---------------
ASSETS

Current Assets:
Cash and cash equivalents                                       $         90,848            $        112,309
Short-term investments                                                     1,329                     251,789
Accounts receivable, net of allowance for doubtful accounts              307,033                     342,243
Merchandise inventory                                                  1,686,314                   1,745,934
Deferred income taxes, net of valuation allowance                         28,571                      28,210
Income tax receivable                                                    161,765                     107,179
Prepaid expenses and other current assets                                 73,698                      80,619
                                                                  ---------------            ---------------

Total Current Assets                                                   2,349,558                   2,668,283

Property and equipment, net of accumulated depreciation                1,037,808                     941,662
Deferred income taxes                                                          -                      27,345
Goodwill                                                                 116,928                     133,299
Other intangible assets, net of accumulated amortization                  17,551                      19,839
Other assets                                                             127,478                      37,486
                                                                  ---------------            ---------------

TOTAL ASSETS                                                    $      3,649,323            $      3,827,914
                                                                  ===============            ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                             $        933,190            $        923,032
Expenses payable                                                         287,448                     242,810
Accrued expenses and other current liabilities                           325,270                     358,292
Accrued compensation                                                      60,558                      52,007
Accrued income taxes                                                      17,427                      10,782
Short-term debt                                                           55,000                       4,675
Current installments of long-term debt                                    11,801                       6,905
                                                                  ---------------            ---------------

Total Current Liabilities                                              1,690,694                   1,598,503

Long-term debt, excluding current installments                            60,831                      48,961
Accrued straight-line rent                                               150,241                     135,471
Deferred rent credits                                                    163,893                     142,271
Accrued lease termination costs                                           75,640                      71,694
Deferred income taxes, net of valuation allowance                         25,543                           -
Other liabilities                                                        149,750                     130,825
                                                                  ---------------            ---------------

TOTAL LIABILITIES                                                      2,316,592                   2,127,725
                                                                  ---------------            ---------------

Stockholders' Equity:
Common stock                                                              84,256                      84,261
Additional paid-in capital                                               322,929                     307,335
Retained earnings                                                        809,624                   1,266,534
Accumulated other comprehensive income                                   115,922                      42,059
                                                                  ---------------            ---------------

TOTAL STOCKHOLDERS' EQUITY                                             1,332,731                   1,700,189
                                                                  ---------------            ---------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $      3,649,323            $      3,827,914
                                                                  ===============            ===============




Table 1: Segment Performance Summary

Domestic Segment
                                                          Three Months Ended May 31
                                                          2008                   2007
                                                           % of                   % of
(Dollar amounts in millions)                       $       Sales         $        Sales
--------------------------------------------------------------------------------------
Net sales                                      $2,166.8   100.0%     $2,376.9    100.0%
Gross profit                                   $  434.1    20.0%     $  520.5     21.9%
Selling, general and administrative expenses   $  593.4    27.4%     $  612.5     25.8%
Loss from continuing operations
  before income taxes                          $ (159.9)   (7.4)%    $  (86.4)    (3.6)%

International Segment
                                                      Three Months Ended May 31
                                                      2008                 2007
                                                          % of                   % of
(Dollar amounts in millions)                       $      Sales         $        Sales
--------------------------------------------------------------------------------------
Net sales                                        $134.3   100.0%      $108.6    100.0%
Gross profit                                     $ 44.6    33.2%      $ 39.7     36.6%
Selling, general and administrative expenses     $ 46.6    34.7%      $ 35.9     33.0%
(Loss) earnings from continuing operations
  before income taxes                            $ (1.9)   (1.5)%     $  3.9      3.6%

Table 2: Net Sales Summary
                                                        Three Months Ended May 31
                                                                                     Comparable
                                                                      Year-Over-     Store Sales
(Dollar amounts in millions)                   2008      2007        Year Change      Change(a)
-------------------------------------------------------------------------------------------------
Domestic segment net sales                   $2,166.8   $2,376.9        (8.8)%        (12.2)%
International segment net sales                 134.3      108.6        23.6%          10.5%
                                             -------------------
Net sales                                    $2,301.1   $2,485.5        (7.4)%        (11.3)%
                                             ===================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include Web-and call center-originated sales and sales from relocated and remodeled stores.
The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.

Table 3: Net Sales by Category

Domestic Segment
                                                    Three Months Ended May 31
                                                    2008                 2007
                                                         % of                   % of
(Dollar amounts in millions)                     $      sales         $        sales
--------------------------------------------------------------------------------------
Video                                         $  889.4    41.0%     $ 934.0     39.3%
Information technology                           591.4     27.3       628.6      26.4
Audio                                            262.6     12.1       334.9      14.1
Entertainment                                    262.1     12.1       272.5      11.5
Warranty, services and other(a)                  161.3      7.5       206.9       8.7
                                             -------------------  --------------------
Total net sales                               $2,166.8    100.0%    $2,376.9    100.0%
                                             ===================  ====================
(a) Warranty,  services and other includes extended warranty net sales; revenues from PC services,  mobile installations,  home theater installations and product
repairs;   net   financing;   and  revenues  from  third  parties  for  services
subscriptions.


International Segment
                                                    Three Months Ended May 31
                                                    2008                 2007
                                                         % of                   % of
(Dollar amounts in millions)                     $      sales         $        sales
----------------------------------------------------------------  --------------------
Video                                           $ 25.6    19.0%      $ 20.0     18.5%
Information technology                            47.3     35.3        39.8      36.6
Audio                                             44.0     32.8        36.5      33.6
Entertainment                                      9.3      7.0         5.0       4.6
Warranty, services and other(a)                    8.0      5.9         7.3       6.7
                                             -------------------  --------------------
Total net sales                                 $134.3   100.0%      $108.6    100.0%
                                             ===================  ====================
(a) Warranty,  services and other includes  extended  warranty sales and product repair revenue.




Table 4: Selling, General and Administrative Expenses

Consolidated                                   Three Months Ended May 31
                                              2008                 2007
                                                  % of                   % of
(Dollar amounts in millions)                 $    Sales          $       Sales
--------------------------------------------------------------------------------
Store expenses                            $529.7  23.0%        $556.7   22.4%
General and administrative expenses         99.1   4.3           85.5    3.4
Stock-based compensation expense             3.7   0.2            4.5    0.2
Remodel expenses                             0.0   0.0           (0.0)  (0.0)
Relocation expenses                          1.0   0.0            1.1    0.0
Pre-opening expenses                         6.4   0.3            0.5    0.0
                                       -----------------------------------------
Total                                     $640.0  27.8%        $648.4   26.1%
                                       =========================================

Domestic Segment                               Three Months Ended May 31
                                              2008                  2007
                                                   % of                   % of
(Dollar amounts in millions)               $      Sales           $       Sales
--------------------------------------------------------------------------------
Store expenses                            $492.1   22.7%        $524.2   22.1%
General and administrative expenses         90.3    4.2           82.4    3.5
Stock-based compensation expense             3.5    0.2            4.3    0.2
Remodel expenses                             0.0    0.0           (0.0)  (0.0)
Relocation expenses                          1.0    0.0            1.1    0.0
Pre-opening expenses                         6.4    0.3            0.5    0.0
                                       -----------------------------------------
 Total                                     $593.4   27.4%       $612.5   25.8%
                                       =========================================

International Segment                          Three Months Ended May 31
                                             2008                    2007
                                                   % of                  % of
(Dollar amounts in millions)               $      Sales            $     Sales
--------------------------------------------------------------------------------
Store expenses                             $37.6   28.0%         $32.6   30.0%
General and administrative expenses          8.8    6.6            3.1    2.9
Stock-based compensation expense             0.2    0.1            0.2    0.1
                                       -----------------------------------------
Total                                      $46.6   34.7%         $35.9   33.0%
                                       =========================================

Table 5: Domestic Segment Superstore Openings Estimates

                                        Q1 (a)      Q2         Q3        Q4        FY09
--------------------------------------------------------------------------------------------
Incremental Superstores                    5      13-17       21-23      0-2       39-47
Relocated Superstores                      -       6-7         0-1         -        6-8
                                       -----------------------------------------------------
Total Superstore openings                  5      19-24       21-24      0-2       45-55
                                       =====================================================

(a) First quarter openings are actual. In February 2008, the company closed one store in advance of opening a replacement store in the second quarter of fiscal
2009. The replacement store is included in relocations for the second quarter of fiscal 2009.
